Exhibit 10.6

COVIDIEN

SEVERANCE PLAN FOR U.S. OFFICERS AND EXECUTIVES

As Amended and Restated Effective January 1, 2009

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page
Appendix	SALARY CONTINUATION AND BONUS PAYMENT SCHEDULE	A-1

-iv-

ARTICLE I

PURPOSE, INTENT AND TERM OF PLAN

Section 1.01 Purpose and Intent of the Plan. The purpose of the Plan is to provide Eligible Employees with certain compensation and benefits in the event that such Employee’s employment with the Company or a Subsidiary is terminated involuntarily. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the requirements of a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, no employee shall have a vested right to benefits paid by the Plan. The terms of the Plan are intended to, and shall be interpreted so as to, comply in all respects with the provisions of Code Section 409A and the regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or any part thereof) fails to comply with Code Section 409A or the regulations or rulings promulgated thereunder.

Section 1.02 Term of the Plan. The Plan, as amended and restated, shall generally be effective as of the Effective Date and shall supersede any prior plan, program or policy under which the Company or any Subsidiary provided severance benefits prior to the Effective Date of the Plan. The Plan shall continue until terminated pursuant to Article VIII of the Plan.

Section 1.03 Adoption of the Plan. The Plan was adopted by the Board of Directors of Covidien Ltd. on June 30, 2007. The Board of Directors of Covidien Ltd., by action of its Compensation and Human Resources Committee on November 20, 2008, amended and restated the Plan and provided for the transfer of sponsorship of the Plan to Tyco Healthcare Group LP, and Tyco Healthcare Group LP agreed to accept such transfer of sponsorship.

ARTICLE II

DEFINITIONS

Section 2.01 “Alternative Position” shall mean a position with the Company that:

(a) is not more than 50 miles each way from the location of the Employee’s current position (for positions that are essentially mobile, the mileage does not apply); and

(b) provides the Employee with pay and benefits (not including perquisites or long-term incentive compensation) that are comparable in the aggregate to the Employee’s current position.

The Plan Administrator has the exclusive discretionary authority to determine whether a position is an Alternative Position.

Section 2.02 “Annual Bonus” shall mean the average of the actual bonuses paid to the respective Participant pursuant to The Covidien Annual Incentive Plan that are attributable to the three Company fiscal years that immediately precede the Participant’s Separation from Service Date.

Section 2.03 “Base Salary” shall mean the Participant’s annual base salary in effect as of the Participant’s Separation from Service Date.

Section 2.04 “Board” shall mean the Board of Directors of Covidien Ltd.

Section 2.05 “Cause” shall mean an Employee’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) violation of any fiduciary duty owed to the Company, (iii) conviction of a felony or misdemeanor, (iv) dishonesty, (v) theft, (vi) violation of Company rules or policy, or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause. Examples of “Cause” may include, but are not limited to, excessive absenteeism, misconduct, insubordination, violation of Company policy, dishonesty, and deliberate unsatisfactory performance (e.g., Employee refuses to improve deficient performance).

Section 2.06 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

Section 2.07 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Section 2.08 “Committee” shall mean the Compensation and Human Resources Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The “Committee” may delegate its authority under the Plan to an individual or another committee.

Section 2.09 “Company” shall mean Covidien Ltd. Unless it is otherwise clear from the context, Company shall generally include participating Subsidiaries.

Section 2.10 “Effective Date” shall mean January 1, 2009.

Section 2.11 “Eligible Employee” shall mean an Employee who is an Officer or is in career band one or two and who is not covered under any other severance plan or program sponsored by the Company or a Subsidiary. If there is any question as to whether an Employee is an Eligible Employee, the Senior Vice President, Human Resources of Covidien Ltd. shall make the determination.

Section 2.12 “Employee” shall mean an individual who is a common law employee on the payroll of any United States Subsidiary of Covidien Ltd., and shall not include any person providing services to the Company or any Subsidiary through a temporary service or on a leased basis or who is hired by the Company or any Subsidiary as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding United States federal income or employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental agency determination or judicial holding relating to such status or tax withholding. Notwithstanding the above, in the event that Section 409A applies to any payments made hereunder, subsection (iv) of the definition of “Subsidiary” shall apply.

Section 2.13 “Employer” shall mean the Company or any Subsidiary.

Section 2.14 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Section 2.15 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

Section 2.16 “Involuntary Termination” shall mean the date that a Participant experiences a Company-initiated Separation from Service for any reason other than Cause, Permanent Disability or death, as provided under and subject to the conditions of Article III.

Section 2.17 “Key Employee” shall mean an Eligible Employee who is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of Code Section 409A and the regulations promulgated thereunder.

Section 2.18 “Notice Pay” shall mean the amounts that a Participant is eligible to receive pursuant to Section 4.01(a).

Section 2.19 “Officer” shall mean any individual who is an officer, as such term is defined pursuant to Rule 16a-1(f) as promulgated under the Exchange Act, of the Company. For purposes of this definition, Officer shall also mean any officer of any of the Company’s Subsidiaries who performs policy making functions, within the context of Rule 16a-1(f).

Section 2.20 “Participant” shall mean any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for Severance Benefits.

Section 2.21 “Permanent Disability” shall mean that an Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if the Employee meets the requirements for disability benefits under the Employer’s long-term disability plan or under the requirements for disability benefits under the Social Security law then in effect, or if the Employee is designated with an inactive employment status at the end of a disability or medical leave.

Section 2.22 “Plan” means the Covidien Severance Plan for U.S. Officers and Executives as set forth herein, and as the same may from time to time be amended.

Section 2.23 “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Senior Vice President, Human Resources of Covidien Ltd. Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

Section 2.24 “Postponement Period” shall mean, for a Key Employee, the period of six (6) months after such Key Employee’s Separation from Service Date (or such other period as may be required by Code Section 409A).

Section 2.25 “Release” shall mean the “Separation of Employment Agreement and General Release,” as provided by the Company, or such other agreement between the Company and Participant under which the Participant releases potential claims against the Company in exchange for Severance Benefits.

Section 2.26 “Salary Continuation Benefits” shall mean the salary continuation payments described in Section 4.01(b) and the bonus payments described in Section 4.01(c)(ii).

Section 2.27 “Separation from Service” shall mean “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings promulgated thereunder.

Section 2.28 “Separation from Service Date” shall mean, with respect to a Participant, the date on which such Participant experiences a Separation from Service.

Section 2.29 “Severance Benefits” shall mean the Salary Continuation Benefits and other benefits that a Participant is eligible to receive pursuant to Article IV of the Plan.

Section 2.30 “Severance Period” shall mean the period during which a Participant is receiving Severance Benefits under this Plan, as set forth in the Appendix.

Section 2.31 “Subsidiary” shall mean (i) a subsidiary company (wherever incorporated) as defined by section 86 of the Companies Act 1981 of Bermuda (as amended), (ii) any separately organized business unit, whether or not incorporated, of the Company, (iii) any employer that is required to be aggregated with the Company pursuant to Code Section 414 and regulations promulgated thereunder, and (iv) any service recipient or employer that is within a controlled group of corporations as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears and any service recipient or employer within trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. Section 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E) and 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.

Section 2.32 “Voluntary Termination” shall mean any Separation from Service due to retirement or termination of employment that is not initiated by the Company or any Subsidiary.

ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 3.01 Participation. Each Eligible Employee in the Plan who incurs an Involuntary Termination and who satisfies all of the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described in the Plan. An Eligible Employee shall not be eligible to receive any other severance benefits from the Company or Subsidiary on account of an Involuntary Termination, unless otherwise provided in the Plan. In addition, any Eligible Employee who is a party to an employment agreement with the Company pursuant to which such Eligible Employee is entitled to severance benefits shall be ineligible to participate in the Plan.

Section 3.02 Conditions.

(a) Eligibility for any Severance Benefits is expressly conditioned on the occurrence of the following within 60 days following the Participant’s Separation from Service Date: (i) execution by the Participant of a Release in the form provided by the Company; (ii) compliance by the Participant with all of the terms and conditions of such Release; (iii) the Participant’s written agreement to the confidentiality, non-solicitation, and non-disparagement provisions in Article VI during and after the Participant’s employment with the Company; and (iv) to the extent permitted in Section 4.04 of the Plan, execution of a written agreement that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefits (or in accordance with any other schedule as the Committee may, in its sole discretion, determine to be appropriate). If the Company determines, in its sole discretion, that the Participant has not fully complied with any of the terms of the agreement and/or Release, the Company may deny Severance Benefits not yet in pay status or discontinue the payment of the Severance Benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefit already received under the Plan. If the Company notifies a Participant that repayment of all or any portion of the Severance Benefit received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days after the date the written notice is sent. Any remedy under this Section 3.02(a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

(b) An Eligible Employee will not be eligible to receive severance benefits under any of the following circumstances:

(i) The Eligible Employee voluntarily terminates employment:

(ii) The Eligible Employee resigns employment before the job-end date specified by the Employer or while the Employer still desires the Eligible Employee’s services;

(iii) The Eligible Employee’s employment is terminated for Cause;

(iv) The Eligible Employee voluntarily retires;

(v) The Eligible Employee’s employment is terminated due to the Eligible Employee’s death or Permanent Disability;

(vi) The Eligible Employee does not return to work at the end of an approved leave of absence;

(vii) The Eligible Employee does not satisfy the conditions for Severance set forth in Section 3.02(a);

(viii) The Eligible Employee continues in employment with the Company or a Subsidiary or has the opportunity to continue in employment in the same or in an Alternative Position with the Company or a Subsidiary; or

(ix) The Eligible Employee’s employment with the Employer terminates as a result of a sale of stock or assets of the Employer, merger, consolidation, joint venture or a sale or outsourcing of a business unit or function, or other transaction, and the Eligible Employee accepts employment, or has the opportunity to continue employment in an Alternative Position, with the purchaser, joint venture, or other acquiring or outsourcing entity, or a related entity of either the Company or the acquiring entity. The payment of Severance Benefits in the circumstances described in this subsection (ix) would result in a windfall to the Eligible Employee, which is not the intention of the Plan.

(c) The Plan Administrator has the sole discretion to determine an Eligible Employee’s eligibility to receive Severance Benefits.

(d) An Eligible Employee returning from approved military leave will be eligible for Severance Benefits if: (i) he/she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (USERRA); (ii) his/her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. If the Eligible Employee returning from military leave qualifies for Severance Benefits, his/her severance benefits will be calculated as if he/she had remained continuously employed from the date he/she began his/her military leave. The Eligible Employee must also satisfy any other relevant conditions for payment set forth in this Article III, including execution of a Release.

ARTICLE IV

DETERMINATION OF SEVERANCE BENEFITS

Section 4.01 Amount of Severance Benefits Upon Involuntary Termination. The Severance Benefits to be provided to a Participant shall be as follows:

(a) Notice Pay. Each Eligible Employee who is eligible for Severance Benefits shall receive at least thirty (30) calendar days notice as a Notice Period. In the event that the Company determines that a Participant’s last day of work shall be prior to the end of his or her Notice Period, such Employee shall be entitled to pay in lieu of notice for the balance of such Notice Period. Notice Pay paid to an Eligible Employee shall be in addition to, and shall not be offset against, the Severance Benefits the Participant may be entitled to receive under this Article IV. An Eligible Employee who does not sign, or who revokes his or her signature on, a Release shall only be eligible for Notice Pay. Unless otherwise permitted by the applicable plan documents or laws, an Eligible Employee will not be eligible to apply for short-term disability, long-term disability and/or workers’ compensation during the Notice Period or anytime thereafter. Notice pay shall be paid in accordance with Article V.

(b) Salary Continuation. Salary continuation shall be provided during the Severance Period applicable to the Participant as set forth in the Salary Continuation Schedule in the Appendix. During the Severance Period, the Participant shall receive his or her Base Salary (net of deductions and tax withholdings, as applicable) in equal installments over the Severance Period, per normal payroll cycles. Except as otherwise provided herein, salary continuation payments shall commence no earlier than the end of the revocation period applicable to the Release and shall be paid in accordance with Article V.

(c) Bonus.

(i) Participants may be eligible for a cash payment equal to his or her pro rated annual bonus for the year in which the Participant’s Separation from Service Date occurs, subject to the discretion of the Company and to the extent provided in the applicable plan.

(ii) Participants shall also receive a bonus payment during the applicable Severance Period that is equal to the amount set forth in the Bonus Payment Schedule in the Appendix. The bonus payment shall be paid in cash to the Participant in equal installments over the applicable Severance Period (e.g., 12 months, 18 months or 24 months). Bonus payments made over the applicable Severance Period shall be paid at the same time as the salary continuation payments described in Section 4.01(b) and in accordance with Article V.

(d) Medical, Dental and Health Care Reimbursement Account Benefits. The Participant (and his/her spouse, domestic partner or child(ren), as applicable) shall be eligible for continued coverage under the Company’s medical and dental plans as required by and pursuant to COBRA. The Company shall provide COBRA coverage only if such coverage is timely elected by the Participant or other qualified beneficiary (as defined by COBRA). If the Participant timely elects COBRA coverage, subject to the other provisions in this Section

4.01(d), during the Severance Period, the Participant will be responsible for paying the employee portion of the applicable premium under the respective plan(s) at the same rate and at the same time as such employee contributions are paid by similarly-situated active Company employees. If the Severance Period is less than the applicable COBRA coverage period then, effective for the first premium payment due after the Severance Period expires, the Participant will be required to pay the entire premium for COBRA coverage and shall be responsible for paying such premium during the remainder of the applicable COBRA coverage period. If the Severance Period exceeds eighteen (18) months after the Participant’s Separation from Service Date, then (a) effective for any premium payments for COBRA coverage that are due after eighteen (18) months after the Participant’s Separation from Service Date, the Participant will be required to pay the entire premium for such COBRA coverage and shall be responsible for paying such premium during the remainder of the applicable COBRA period and (b) the Company shall pay to the Participant, within sixty (60) days after such eighteen (18) month period expires, a single lump-sum cash payment in an amount equal to the employer portion of the applicable premium in effect for the Participant, based on the type of coverage provided to the Participant at such time, for the last month of such eighteen (18) month period times the number of full months that the Severance Period exceeds such eighteen (18) month period. COBRA coverage will cease upon the expiration of the maximum period required under COBRA or at such earlier time if the Participant does not pay the required premium within the applicable time period, if the Participant terminates COBRA coverage, or if an event occurs that, pursuant to COBRA, permits the earlier termination of COBRA coverage.

(e) Stock Options. All stock options held by the Participant as of his or her Separation from Service Date which would have vested and become exercisable during the twelve (12) month period occurring immediately after the Participant’s Separation from Service Date shall accelerate and become immediately vested and exercisable on such Participant’s Separation from Service Date, unless the applicable option agreement provides for more favorable vesting treatment. All outstanding stock options held by the Participant that are vested and exercisable as of the Participant’s Separation from Service Date (including options that vest and become exercisable pursuant to the provisions of this Section 4.01(e) and Section 4.01(g) below) shall be exercisable for the greater of (i) the period set forth in applicable option agreement, or (ii) twelve (12) months after the Participant’s Separation from Service Date. In no event, however, shall an option be exercisable beyond its original expiration date. If the Participant dies, the terms and conditions of the applicable option agreement shall govern.

(f) Restricted Stock, Restricted Stock Units and Performance Share Units. Except as otherwise provided in Section 4.01(g), all unvested restricted stock and restricted stock units held by a Participant as of his or her Separation from Service Date shall be forfeited as of the Participant’s Separation from Service Date. All performance share units held by a Participant as of his or her Separation from Service Date shall be forfeited as of the Participant’s Separation from Service Date.

(g) Retirement and Normal Retirement Eligible Participants. If a Participant would satisfy the requirements for Retirement or Normal Retirement under a non-qualified stock option, restricted stock or restricted stock unit award (but not a performance share unit award) granted by the Company (as such terms are defined in the applicable award agreement) at any time during the Participant’s Severance Period solely by reason of attaining the requisite age (i.e., 55 for Retirement and 60 for Normal Retirement as of the Effective Date) during such Severance

Period, then any amounts subject to a stock option, restricted stock or restricted stock unit award agreement (but not a performance share unit award agreement) that would have vested had the Participant satisfied such age requirement on the Participant’s Separation from Service Date shall accelerate and become immediately vested on such Participant’s Separation from Service Date, unless the applicable award agreement provides for more favorable vesting treatment. If the Participant dies, the terms and conditions of the applicable award agreement shall govern.

(h) Outplacement Services. The Company may, in its sole and absolute discretion, pay the cost of outplacement services for the Participant at the outplacement agency that the Company regularly uses for such purpose; provided, however, that the period of outplacement shall not exceed twelve (12) months after the Participant’s Separation from Service Date or, if earlier, the date of the Participant’s death.

Section 4.02 Voluntary Termination; Termination for Death or Permanent Disability. If the Eligible Employee’s employment terminates on account of (i) the Eligible Employee’s Voluntary Termination, (ii) death, or (iii) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then-existing benefit plans and policies at the time of such termination.

Section 4.03 Termination for Cause. If any Eligible Employee’s employment terminates on account of termination by the Company for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits that are required to be provided to the Eligible Employee by applicable law. Notwithstanding any other provision of the Plan to the contrary, if the Committee or the Plan Administrator determine, during the Severance Period, that a Participant engaged in conduct at any time that constitutes Cause, any Severance Benefits payable to the Participant shall immediately cease and the Participant shall be required to return any Severance Benefits paid to the Participant prior to such determination to the Company. The Company may withhold paying Severance Benefits pending resolution of an inquiry that could lead to a finding resulting in Cause and any such payment that was withheld and which is subsequently determined to be payable shall be paid to the Participant within ninety (90) days after the date of the final and binding resolution of the related inquiry.

Section 4.04 Reduction of Severance Benefits. With respect to amounts paid under the Plan that are not subject to Code Section 409A and the regulations promulgated thereunder, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Eligible Employee or the value of Company property that the Eligible Employee has retained in his/her possession. With respect to amounts paid under the Plan that are subject to Code Section 409A and the regulations promulgated thereunder, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Eligible Employee or the value of Company property that the Eligible has retained in his/her possession; provided, however, that such deductions cannot exceed $5,000 in the aggregate in any Company fiscal year.

ARTICLE V

METHOD AND DURATION OF SEVERANCE BENEFIT PAYMENTS

Section 5.01 Method of Payment. Subject to Section 5.03, the Severance Benefit to which a Participant is entitled, as determined pursuant to Section 4.01, shall be paid in accordance with normal payroll practices over the Severance Period by the Company; provided, however, that the pro rated annual bonus payable to the Participant pursuant to Section 4.01(c)(i) shall be paid at such time and in such manner as set forth in The Covidien Annual Incentive Plan (or successor plan) and that COBRA coverage under Section 4.01(d) shall be provided or paid in accordance with the provisions of that subsection. In no event will interest be credited on the unpaid balance for which a Participant may become eligible. Payment shall be mailed to the last address provided by the Participant to the Company or by such other reasonable method as determined by the Plan Administrator. All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings. In the event of a Participant’s death prior to the completion of all payments to which a Participant is entitled, the remaining payments shall be paid to the Participant’s estate in a single lump sum payment within sixty (60) days following the date of the Participant’s death.

Section 5.02 Other Arrangements. The Severance Benefits under this Plan are not additive or cumulative to severance or termination benefits that a Participant might also be entitled to receive under the terms of a written employment agreement, a severance agreement or any other arrangement with the Employer. As provided in Section 3.01, any Eligible Employee who is a party to an employment agreement with the Company pursuant to which such Eligible Employee is entitled to severance benefits shall be ineligible to participate in the Plan. Therefore, as a condition of participating in the Plan, the Eligible Employee must expressly agree that this Plan supersedes all prior agreements, and sets forth the entire benefit the Eligible Employee is entitled to under the Plan.

Section 5.03 Code Section 409A

(a) Notwithstanding any other provision of the Plan to the contrary, if required by Code Section 409A, no Salary Continuation Benefits shall be paid to a Participant who is a Key Employee during the Postponement Period. If the previous sentence applies, then the payment of Salary Continuation Benefits shall commence after expiration of the applicable Postponement Period and any amounts that would have been paid during the Postponement Period but for the previous sentence shall be paid in a single lump sum within 30 days after the end of such Postponement Period. If the Participant dies during the Postponement Period, however, amounts withheld pursuant to this Section 5.03(a) shall be paid to the Participant’s estate no later than the earlier of 60 days after the Participant’s death or 30 days after the end of the Postponement Period.

(b) This Plan is intended to provide certain benefits that meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A and the regulations promulgated thereunder. Notwithstanding any other provision of the Plan to the contrary, if required by Code Section 409A, payments may only be made under this Plan upon an event and in a manner permitted by Code Section 409A. For purposes of Code Section 409A, each individual payment that constitutes part of the Salary Continuation Benefits shall be treated as a separate payment from any other such payment. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement, or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event may a Participant designate the year of payment for any amounts payable under the Plan.

Section 5.04 Termination of Eligibility for Benefits.

(a) All Eligible Employees shall cease to be eligible to participate in the Plan, and all Severance Benefit payments payable to a Participant shall cease upon the occurrence of the earlier of:

(i) Subject to Article VIII, termination or modification of the Plan; or

(ii) Completion of the provision of Severance Benefits to the Participant.

(b) Notwithstanding any other provision of the Plan to the contrary, the Company shall have the right to cease all Severance Benefits (except as otherwise required by law) and to recover any payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Plan, the Release the Participant executed to obtain the Severance Benefits under the Plan or the confidentiality, non-competition, non-solicitation and non-disparagement provisions of Article VI.

ARTICLE VI

CONFIDENTIALITY, COVENANT NOT TO COMPETE AND NOT TO SOLICIT

Section 6.01 Confidential Information. The Participant agrees that he or she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant’s assigned duties and for the benefit of the Company, either during the period of the Participant’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its Subsidiaries, affiliated companies or businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or a Subsidiary. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant; or (iii) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Participant’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

Section 6.02 Non-Competition. The Participant acknowledges that he or she performs services of a unique nature for the Company that are irreplaceable, and that his or her performance of such services for a competing business will result in irreparable harm to the Company. Accordingly, during the Participant’s employment with the Company or Subsidiary and for the one (1) year period thereafter, the Participant agrees that the Participant will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its Subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Participant has been involved to any extent (other than de minimis) at any time during the one (1) year period ending with the date of termination, in any locale of any country in which the Company or any of its Subsidiaries conducts business. This Section 6.02 shall not prevent the Participant from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Participant from rendering services to charitable organizations, as such term is defined in section 501(c) of the Code.

Section 6.03 Non-Solicitation. During the Participant’s employment with the Company or a Subsidiary and for the two (2) year period thereafter, the Participant agrees that he or she will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any employee of the Company or any Subsidiary, as defined by the Company, to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (ii) any customer of the Company or any Subsidiary to purchase goods or services then sold by the Company or any Subsidiary from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

Section 6.04 Non-Disparagement. Each of the Participant and the Company (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the Company or its Subsidiaries, their respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6.04.

Section 6.05 Reasonableness. In the event the provisions of this Article VI shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

Section 6.06 Equitable Relief.

(a) By participating in the Plan, the Participant acknowledges that the restrictions contained in this Article VI are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and its affiliates, that the Company would not have established this Plan in the absence of such restrictions, and that any violation of any provision of this Article VI will result in irreparable injury to the Company. By agreeing to participate in the Plan, the Participant represents that his or her experience and capabilities are such that the restrictions contained in this Article VI will not prevent the Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. The Participant further represents and acknowledges that (i) he or she has been advised by the Company to consult his or her own legal counsel in respect of this Plan, and (ii) that he or she has had full opportunity, prior to agreeing to participate in this Plan, to review thoroughly this Plan with his or her counsel.

(b) The Participant agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article VI, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this Article VI should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(c) The Participant irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Article VI, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Massachusetts, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which

Participant may have to the laying of venue of any such suit, action or proceeding in any such court. Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11.02.

Section 6.07 Survival of Provisions. The obligations contained in this Article VI shall survive the termination of Participant’s employment with the Company or a Subsidiary and shall be fully enforceable thereafter.

ARTICLE VII

THE PLAN ADMINISTRATOR

Section 7.01 Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by the Named Appeals Fiduciary (as defined in Section 10.04), with respect to denied claims for Severance Benefits. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

Section 7.02 Compensation of the Plan Administrator. The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.

Section 7.03 Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company or any supplemental unemployment benefits trust, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

ARTICLE VIII

AMENDMENT, TERMINATION AND DURATION

Section 8.01 Amendment, Suspension and Termination. Except as otherwise provided in this Section 8.01, the Board or its delegate shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed a Release as required under Section 3.02. Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and rulings promulgated thereunder, securities, tax, or other laws, rules, regulations or regulatory interpretation thereof, applicable to the Plan.

Section 8.02 Duration. Unless terminated sooner by the Board or its delegate, the Plan shall continue in full force and effect until termination of the Plan pursuant to Section 8.01; provided, however, that after the termination of the Plan, if any Participants terminated employment on account of an Involuntary Termination prior to the termination of the Plan and are still receiving Severance Benefits under the Plan, the Plan shall remain in effect until all of the obligations of the Company are satisfied with respect to such Participants.

ARTICLE IX

DUTIES OF THE COMPANY AND THE COMMITTEE

Section 9.01 Records. The Company or a Subsidiary thereof shall supply to the Committee all records and information necessary to the performance of the Committee’s duties.

Section 9.02 Payment. Payments of Severance Benefits to Participants shall be made in such amount as determined by the Committee under Article IV, from the Company’s general assets.

Section 9.03 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee and the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Eligible Employee acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Eligible Employee, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.

ARTICLE X

CLAIMS PROCEDURES

Section 10.01 Claim. Each Participant under this Plan may contest only the administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No appeal is permissible as to an Eligible Employee’s eligibility for or a Participant’s amount of the Severance Benefit, which are decisions made solely within the discretion of the Company. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article X are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. If an Eligible Employee or Participant or other interested person challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article X. Facts and evidence that become known to the terminated Eligible Employee or Participant or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims administrator. Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.

Section 10.02 Initial Claim. Before the date on which payment of a Severance Benefit commences, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the terminated Participant or his or her beneficiary (“claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial ninety (90) day period. The notice advising of the denial shall specify the following: (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. If it is determined that payment is to be made, any such payment shall be made within ninety (90) days after the date by which notification is required.

Section 10.03 Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:

(a) A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days after notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b) The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

(c) The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefore. The determination shall be made to the claimant within sixty (60) days after the claimant’s request for review, unless the Names Appeals Fiduciary determines that special circumstances requires an extension of time for processing the claim. In such case, the Named Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Named Appeals Fiduciary shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall provide (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under ERISA Section 502(a). If the final determination is that payment shall be made, then any such payment shall be made within ninety (90) days after the date by which notification of the final determination is required.

Section 10.04 Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Board or Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary. Named Appeals Fiduciaries may at any time be removed by the Board or Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

Section 10.05 Arbitration; Expenses. In the event of any dispute under the provisions of this Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in Boston, Massachusetts (or such other location as may be mutually agreed upon by the Employer and the Participant) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Participant, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan. If the Participant substantially prevails on any material issue, which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company’s and Participant’s reasonable attorneys’ fees and expenses); in this event, any such fees and expenses are limited to those typically incurred in the usual course of arbitration proceedings and shall not be negotiable or determinable by the Participant, and payment to the Participant of such amounts shall occur within ninety (90) days after the date of entry of judgment (entered in accordance with applicable law in any court of competent jurisdiction) of the final, binding and non-appealable arbitration settlement. Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, continently or otherwise, under this Plan, except for the designation of a beneficiary as set forth in Section 5.01.

Section 11.02 Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.

Section 11.03 Successors. Any successor to the Company shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.

Section 11.04 Other Payments. Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies for a termination that is covered by this Plan.

Section 11.05 No Mitigation. Except as otherwise provided in Section 4.04, a Participant shall not be required to mitigate the amount of any Severance Benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by the Company as an Employee, in which case Severance Benefits shall cease on the date of the Participant’s re-employment.

Section 11.06 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 11.07 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 11.08 Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

Section 11.09 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 11.10 Gender and Number. Where the context admits: words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 11.11 Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.

Section 11.12 Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

Section 11.13 Lost Payees. A benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom a Severance Benefit is due. Such Severance Benefit may be reinstated if application is made by the Participant for the forfeited Severance Benefit while this Plan is in operation.

Section 11.14 Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts to the extent not superseded by federal laws.

Appendix

SALARY CONTINUATION AND BONUS PAYMENT SCHEDULE

Salary Continuation Schedule

Chief Executive Officer	24 month Severance Period

Executive Vice President and Chief Financial Officer, Senior Vice Presidents and Presidents of business whose annual revenue is $1.5 billion or more	18 month Severance Period

Any other Global Business Unit Presidents, any other Officer and any other Band 1 or Band 2 Eligible Employee	12 month Severance Period

Bonus Payment Schedule

Chief Executive Officer	2x Annual Bonus

Executive Vice President and Chief Financial Officer, Senior Vice Presidents and Presidents of business whose annual revenue is $1.5 billion or more	1.5x Annual Bonus

Any other Global Business Unit Presidents, any other Officer and any other Band 1 or Band 2 Eligible Employee	1x Annual Bonus

A-1